 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237959

My Size, Inc.

545,689 Shares of Common Stock

This prospectus relates to the resale, by the selling stockholders identified in this prospectus, of up to an aggregate of up to 545,689 shares of common stock, par value $0.001 per share of My Size, Inc. consisting of (i) 514,801 shares of common stock issuable upon the exercise of warrants issued in a private placement in January 2020, or the January 2020 Private Placement, and (ii) 30,888 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2020 Private Placement.

The selling stockholders are identified in the table commencing on page 7. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the Tel Aviv Stock Exchange, or the TASE, under the symbol “MYSZ”. On May 7, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.8430 per share. On May 7, 2020, the last reported sale price of our shares of common stock on the TASE was NIS 3.20 or $0.91 per share (based on the exchange rate reported by the Bank of Israel on the same day).

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the accompanying prospectus as well as the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2020.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “My Size” or the “Company” in this prospectus mean My Size, Inc. on a consolidated basis with its wholly-owned subsidiary, My Size (Israel) 2014 Ltd., as applicable.

Overview

We are a creator of mobile device measurement solutions that has developed innovative solutions designed to address shortcomings in multiple verticals, including the e-commerce fashion/apparel, shipping/parcel and do it yourself, or DIY, industries. Utilizing our sophisticated algorithms within our proprietary technology, we can calculate and record measurements in a variety of novel ways, and most importantly, increase revenue for businesses across the globe.

Our solutions can be utilized to accurately take measurements of a variety of items via a mobile device. By downloading the application to a smartphone, the user is then able to run the mobile device over the surface of an item the user wishes to measure. The information is then automatically sent to a cloud-based server where the dimensions are calculated through our proprietary algorithms, and the accurate measurements (+ or - 2 centimeters) are then sent back to the user’s mobile device. We believe that the commercial applications for this technology are significant in many areas.

Currently, we are mainly focusing on the e-commerce fashion/apparel industry. In addition, our solutions address the shipping/parcel and DIY uses markets.

We are in the commercialization phase of our products, although we have only generated minimal revenues to date. In recent months, we announced the planned launch of MySizeID in Australia with a global retail marketplace operator that is set to introduce an integrated, technology-based app for the custom apparel and merchandise industry, we entered into a license agreement for MySizeID with Penti, a leading multi-category retail fashion underwear brand, and we successfully integrated and launched the MySizeID smart measurement solution software development kit (SDK) for DeMoulin, a music performance group apparel company. In addition, we have also executed agreements with a number of additional retailers either directly or through our collaborations with WooCommerce, Shopify and Lightspeed. We also recently announced that BoxSize has been approved for Honeywell’s global vendor program.

While we rollout our products to major retailers and apparel companies, there is a lead time for new customers to ramp up before we can recognize revenue. This lead time varies between customers, especially when the customer is a tier 1 retailer, where the integration process may take longer. Generally, first we integrate our product into a customer’s online platform, which is followed by piloting and implementation, and, assuming we are successful, commercial roll-out, all of which takes time before we expect it to impact our financial results in a meaningful way. While we have begun generating initial sales revenue, we do not expect to generate meaningful revenue during the upcoming quarters. In addition, the coronavirus outbreak has resulted in work stoppages and disruptions and our marketing and sales activities have been adversely affected by the coronavirus outbreak. For example, we have three ongoing pilots with international retailers that have been halted, we are unable to participate in industry conferences and our ability to meet with potential customers is limited. Because of the numerous risks and uncertainties associated with the coronavirus outbreak, the success of our market penetration and our dependence on the extent to which MySizeID is adopted and utilized, we are unable to predict the extent to which we will recognize revenue. We may be unable to successfully develop or market any of our current or proposed products or technologies, those products or technologies may not generate any revenues, and any revenues generated may not be sufficient for us to become profitable or thereafter maintain profitability.

We recently entered into a non-binding letter of intent with Logystico LLC, or Logystico, a third party logistics fulfillment company that specializes in automating the order fulfillment process, to form a joint venture. Under the terms of the letter of intent, the joint venture will exclusively operate and manage micro-fulfilment centers using our BoxSize platform for retail vendors in the United States and we will initially have a 68% stake and Logystico will initially have a 32% stake in the joint venture entity. Establishment of the joint venture is subject to the entry into a definitive binding agreement.

Important Information about COVID-19

In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to Israel and the United States, and infections have been reported globally. Many countries around the world, including in Israel, have significant governmental measures implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. These measures have resulted in work stoppages and other disruptions. Our sales and marketing efforts depend, in part, on attendance at in-person meetings, industry conferences and other events, and as a result some of our sales and marketing activities have been halted. The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally, could have a material adverse impact on our operations and workforce, including our marketing and sales activities and ability to raise additional capital, which in turn could have a material adverse impact on our business, financial condition and results of operation.

Nasdaq Continued Listing Deficiency

On January 22, 2019, we were notified by the Nasdaq Stock Market, LLC, or Nasdaq, that we were not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. The notification provided that we had 180 calendar days, or until July 22, 2019, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule by July 22, 2019, and, as a result, on July 23, 2019, we received notice from the Staff that, based upon our continued non-compliance with the Rule, the Staff had determined to delist our common stock from Nasdaq unless we timely request a hearing before the Nasdaq Hearings Panel, or the Panel.

On October 1, 2019, the Panel granted our request to continue the listing of our common stock on the Nasdaq Capital Market, subject to our satisfaction of certain conditions including, among other things, compliance with the minimum $1.00 bid price requirement by no later than January 20, 2020. In order to satisfy the minimum $1.00 bid price requirement and to make our common stock more attractive to certain institutional investors and thereby strengthen our investor base, we implemented a 1-for-15 reverse stock split of our outstanding shares of common stock. The reverse stock split was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. Additionally, on November 19, 2019, we received formal notice from Nasdaq of our non-compliance with the minimum $2.5 million stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5550(b)(1), or the Stockholders’ Equity Rule. In accordance with the Nasdaq Listing Rules, we subsequently presented our plan to regain compliance with the Stockholders’ Equity Rule for the Panel’s consideration. On February 7, 2020, we received a notification from the Staff that the Panel granted our request for continued listing on the Nasdaq Stock Market until May 18, 2020. If we do not regain compliance with the Rule by May 18, 2020 or if we are unable to demonstrate compliance with all requirements for continued listing on the Nasdaq, or, based on any significant events that occur during the extension period, Nasdaq would delist our common stock from the Nasdaq Capital Market.

Reverse Stock Split

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus supplement have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

January 2020 Financing

On January 15, 2020, we completed a registered direct offering with certain institutional investors pursuant to which we sold 514,801 shares of common stock at a purchase price per share of $3.885 for aggregate gross proceeds of approximately $2.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, we issued to the investors in the offering warrants to purchase up to 514,801 shares of common stock. The warrants are immediately exercisable and expire five and one-half years from issuance at an exercise price of $3.76 per share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the warrants. In connection with the offering, we issued to the placement agent warrants on substantially the same terms as the investors in the offering in an amount equal to 6% of the aggregate number of shares of common stock sold in the offering, or 30,888 shares of common stock, at an exercise price of $4.8563 per share and a term expiring on January 15, 2025.

Company Information

We were incorporated in the State of Delaware and commenced operations in September 1999 under the name Topspin Medical, Inc. In December 2013, we changed our name to Knowledgetree Ventures Inc. Subsequently, in February 2014, we changed our name to My Size, Inc. Our principal executive offices are located at 4 Hayarden, pob 1026, Airport City, Israel 7010000, and our telephone number is +972-3-600-9030. Our website address is www.MySizeID.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Shares Offered	Up to 545,689 shares of common stock, par value $0.001 per share of My Size, Inc. consisting of (i) 514,801 shares of common stock issuable upon the exercise of warrants issued in a private placement in the January 2020 Private Placement, and (ii) 30,888 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2020 Private Placement. The selling stockholders are identified in the table commencing on page 7.

Shares of Common Stock Outstanding at April 24, 2020	2,600,701 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants and placement agent warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	MYSZ

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 2,600,701 ordinary shares outstanding as of April 24, 2020, and excludes as of such date:

●	161,916 shares of common stock issuable upon exercise of outstanding options under our 2017 Equity Incentive Plan at a weighted exercise price of $13.90;

●	20,036 shares of common stock issuable upon exercise of outstanding options under our 2017 Consultant Equity Incentive Plan and non-plan options at a weighted exercise price of $10.26;

●	489,600 shares of common stock reserved for potential future issuance pursuant to our 2017 Equity Incentive Plan and 2017 Consultant Incentive Plan, combined; and

●	699,368 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $3.67 per share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above and gives retroactive effect to the 1-for-15 reverse stock split effected on November 19, 2019.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our shares of common stock including resale of the shares issuable upon the exercise of the warrants held by the selling stockholders in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 545,689 shares of common stock issuable upon the exercise of warrants held by the selling stockholders. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or in our Annual Report on Form 10-K that is incorporated by reference herein. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	risks related to our ability to continue as a going concern;

●	risk related to the outbreak of coronavirus;

●	the new and unproven nature of the measurement technology markets;

●	our ability to achieve customer adoption of our products;

●	our dependence on assets we purchased from a related party and the risk that such assets may in the future be repurchased;

●	our ability to enhance our brand and increase market awareness;

●	our ability to introduce new products and continually enhance our product offerings;

●	the success of our strategic relationships with third parties;

●	information technology system failures or breaches of our network security;

●	competition from competitors;

●	our reliance on key members of our management team;

●	current or future litigation; and

●	the impact of the political and security situation in Israel on our business.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. You should read this prospectus and the documents that we reference herein and have filed as exhibits to the Annual Report on Form 10-K, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus is accurate as of the date hereof.  Because the risk factors referred to in this prospectus or in our Annual Report on Form 10-K, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. All net proceeds from the sale of the shares of commons stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant shares to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $2.1 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes and working capital.

Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock upon exercise of warrants previously issued in connection with our private placements that closed in January 2020. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary – January 2020 Financing” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in the January 2020 financing and has acted as a sales agent in our at-the-market equity offering, except for the ownership of the warrants and placement agent warrants issued, and the shares of common stock issued and issuable, pursuant to prior financings, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants or placement agent warrants to purchase the shares of common stock, as of April 24, 2020, assuming exercise of the warrants or placement agent warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 2,600,701 shares outstanding as of April 24, 2020) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants and placement agent warrants issued in the January 2020 financing, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding shares of commons stock following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Anson Investments Master Fund LP (1)	189,840	(2)	171,600	(3)	18,240	(4)	*
Intracoastal Capital, LLC (5)	184,174	(6)	171,600	(7)	12,574	(8)	*
Armistice Capital Master Fund, Ltd. (9)	171,601	(10)	171,601	(10)	-		-
Michael Vasinkevich (11)	19,807	(12)	19,807	(12)	-		*
Noam Rubinstein (11)	9,730	(13)	9,730	(13)	-		*
Charles Worthman (11)	309	(14)	309	(14)	-		*
Craig Schwabe(11)	1,042	(15)	1,042	(15)	-		-

*	Denotes less than 1%

(1)	Anson Advisors Inc., or AA and Anson Funds Management LP, or AFM, the co-investment advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the ordinary shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, or AM, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AA. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these ordinary shares except to the extent of their pecuniary interest therein.

(2)	Represents (i) 7,407 shares of common stock issuable upon exercise of warrants issued in our October 2017 financing, (ii) 10,833 shares of common stock issuable upon exercise of warrants issued in our February 2018 financing, and (iii) 171,600 shares of common stock issuable upon exercise of warrants issued in our January 2020 Private Placement.

(3)	Represents 171,600 shares of common stock issuable upon exercise of warrants issued in our January 2020 Private Placement.

(4)	Represents (i) 7,407 shares of common stock issuable upon exercise of warrants issued in our October 2017 financing, and (ii) 10,833 shares of common stock issuable upon exercise of warrants issued in our February 2018 financing.

(5)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital, LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

(6)	Represents (i) 4,074 shares of common stock issuable upon exercise of warrants issued in our October 2017 financing, (ii) 8,500 shares of common stock issuable upon exercise of warrants issued in our February 2018 financing, and (iii) 171,600 shares of common stock issuable upon exercise of warrants issued in our January 2020 Private Placement. The foregoing excludes the following securities issued to Intracoastal Capital, LLC in our public offering which closed in May 2020: (i) 285,000 shares of common stock, (ii) 169,545 shares of common stock issuable upon exercise of pre-funded warrants, and (iii) 454,545 shares of common stock issuable upon exercise of warrants.

(7)	Represents 171,600 shares of common stock issuable upon exercise of warrants issued in our January 2020 Private Placement. The foregoing excludes the following securities issued to Intracoastal Capital, LLC in our public offering which closed in May 2020: (i) 285,000 shares of common stock, (ii) 169,545 shares of common stock issuable upon exercise of pre-funded warrants, and (iii) 454,545 shares of common stock issuable upon exercise of warrants.

(8)	Represents (i) 4,074 shares of common stock issuable upon exercise of warrants issued in our October 2017 financing, and (ii) 8,500 shares of common stock issuable upon exercise of warrants issued in our February 2018 financing. The foregoing excludes the following securities issued to Intracoastal Capital, LLC in our public offering which closed in May 2020: (i) 285,000 shares of common stock, (ii) 169,545 shares of common stock issuable upon exercise of pre-funded warrants, and (iii) 454,545 shares of common stock issuable upon exercise of warrants.

(9)	Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven J. Boyd, the managing member of Armistice hold shared voting and dispositive power over the ordinary shares held by Armistice. Armistice and Mr. Boyd disclaim beneficial ownership in the shares, except to the extent of his or its pecuniary interest therein.

(10)	Represents 171,601 shares of common stock issuable upon exercise of warrants issued in our January 2020 Private Placement.

(11)	Referenced person is affiliated with H.C. Wainwright, a registered broker dealer. H.C. Wainwright is a registered broker-dealer and acted as our placement agent in the January 2020 financing and has acted as a sales agent in our at-the-market equity offering.

(12)	Represents 19,807 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 Private Placement.

(13)	Represents 9,730 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 Private Placement.

(14)	Represents 1,042 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 Private Placement.

(15)	Represents 309 shares of common stock issuable upon exercise of placement agent warrants issued in our January 2020 Private Placement.

DESCRIPTION OF THE OFFERED SECURITIES

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholders may offer.

As of April 24, 2020, our authorized share capital consists of 100,000,000 shares of common stock, $0.001 par value per share, of which 2,600,701 are outstanding. Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock.

The description below is intended as a summary, and is qualified in its entirety by reference to our amended and restated certificate of incorporation, or our Certificate of Incorporation, and amended and restated bylaws, or our Bylaws.

We implemented a 1-for-15 reverse stock split of our outstanding shares of common stock that was effective for Nasdaq Capital Market purposes at the open of business on November 19, 2019. All share and related option and warrant information presented in this prospectus supplement have been retroactively adjusted to reflect the reduced number of shares and the increase in the share price which resulted from this action.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and our Bylaws and Delaware law, as applicable, among other things:

●	provide our board with the ability to alter the Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline.

Advance Notice Bylaws.  Our Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Interested Stockholder Transactions. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Forum Selection

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) will, to the fullest extent permitted by applicable law and subject to applicable jurisdictional requirements, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. The telephone number of VStock Transfer, LLC is (212) 828-8436.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MYSZ” and on the TASE under the symbol “MYSZ”.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants and placement agent warrants issued in our January 2020 Private Placement to permit the resale of these shares of common stock by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states shares of common stock may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McDermott Will & Emery LLP, New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of My Size, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC, under the Securities Act, and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We also maintain a web site at www.MySizeID.com, through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020;

●	our Current Reports on Form 8-K filed with the SEC on January 17, 2020, February 11, 2020, April 22, 2020 and May 8, 2020;

●	the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on June 14, 2016 (File No. 001-37370).

We also incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Or Kles, Chief Financial Officer, Hayarden 4, Airport City, Israel 701000, telephone number 972-3-600-9030 or by emailing us at ir@mysizeid.com.

My Size, Inc.

May 8, 2020